Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS THIRD QUARTER RESULTS

Houston, TX – November 3, 2005 – Westlake Chemical Corporation (NYSE: WLK) today reported net income of $43.5 million, or $0.67 per diluted share, and income from operations of $70.1 million on net sales of $605.4 million for the third quarter of 2005. This compares favorably with third quarter 2004 net income of $28.3 million, or $0.50 per diluted share, and income from operations of $68.9 million on net sales of $572.0 million. The improvement in net sales and income from operations was primarily the result of increased selling prices, which outpaced higher energy and feedstock costs, and higher PVC resin and PVC pipe sales volumes. PVC pipe sales volumes were higher due to strong end-markets and the August 2004 acquisition of the assets of Bristolpipe Corporation. These increases were partially offset by lower ethylene, polyethylene, styrene, VCM and caustic sales volumes, and feedstock related trading losses. Third quarter 2005 net income also benefited from lower interest expense largely due to lower debt balances.

In the third quarter of 2005, results were positively impacted by the utilization of first-in, first-out (FIFO) inventory accounting as compared with utilizing the last-in, first-out (LIFO) method used by some of the company’s competitors. Third quarter 2004 net income includes an after-tax charge of $9.3 million related to the early retirement of debt. This charge reduced earnings per diluted share in the third quarter of 2004 by $0.16 per diluted share.

Albert Chao, President and Chief Executive Officer, stated, “We are pleased to report a strong quarter in spite of the effects that Hurricanes Katrina and Rita had on energy prices and the economy as a whole. The chemical industry has responded with pricing initiatives to compensate for the increases in cost. Although our Vinyls segment results were below second quarter 2005 performance, we have seen positive signs of improved business activity and higher selling prices.”

On September 22, 2005, the company shut down its vinyls facilities at its Geismar, Louisiana complex and its olefins facilities at its Lake Charles complex due to Hurricane Rita. Both complexes sustained minimal damage from the hurricane; however, the lack of electrical power and other utilities caused extended outages at the complexes. The Geismar operations were re-started on September 30, 2005. The facilities at Lake Charles, Louisiana were re-started on October 14, 2005. The production outages had a minimal impact on the company’s third quarter results and Westlake is currently assessing the impact on the fourth quarter.

Third quarter 2005 net income decreased $5.0 million, or $0.07 per diluted share from the $48.5 million net income, or $0.74 per diluted share, reported in the second quarter of 2005. Third quarter 2005 income from operations decreased $12.7 million from the income from operations of $82.8 million reported in the second quarter of 2005 while net sales increased by $24.7 million from the $580.7 million reported in the second quarter of 2005. The decreases in operating income and net income were due primarily to energy and raw material price spikes caused by Hurricanes Katrina and Rita and feedstock related trading losses. These decreases were partially offset by higher selling prices for ethylene and polyethylene and higher sales volumes for ethylene, polyethylene, PVC resin and PVC pipe.

For the nine months ended September 30, 2005, net income was $153.2 million, or $2.35 per diluted share, on net sales of $1,804.7 million. This compares favorably with the nine months ended September 30, 2004 net income of $73.4 million, or $1.41 per diluted share, on net sales of $1,422.3 million, which included an after-tax charge of $9.3 million, or $0.18 per diluted share related to the early retirement of debt. Income from operations was $254.5 million for the nine months ended September 30, 2005 as compared to $161.8 million for the nine months ended September 30, 2004. These increases were primarily due to higher sales volumes in the company’s Vinyls segment and higher selling prices for all of the company’s olefins and vinyls products which outpaced higher feedstock and energy costs. Year-to-date net income for 2005 also benefited from lower interest expense resulting from lower debt balances. Additionally, net income for the third quarter and the nine months ended September 30, 2005 benefited from adjustments to depreciation and income tax expense related to prior periods, which increased net income by $3.8 million or $0.06 per diluted share.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the third quarter of 2005 was $90.1 million compared to $77.2 million in the third quarter of 2004 and $101.9 million in the second quarter of 2005. A reconciliation of EBITDA to reported net income and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

The company generated strong cash flows from operations of $175.1 million in the first nine months of 2005 and repaid $30.9 million of its senior secured term loan during that period, leaving it with $123.3 million of cash and $267.2 million of debt on the balance sheet as of September 30, 2005.

OLEFINS SEGMENT

Income from operations for the Olefins segment increased by $0.4 million to $45.1 million in the third quarter of 2005 from $44.7 million in the third quarter of 2004. This increase was primarily due to ethylene and polyethylene price increases and an adjustment of $2.5 million related to prior periods which reduced depreciation expense. These increases were partially offset by higher raw material costs for ethane and propane, higher energy costs, lower sales volumes, and feedstock related trading losses.

Third quarter 2005 income from operations for the Olefins segment increased by $13.1 million from the $32.0 million income from operations reported in the second quarter of 2005. This increase was primarily due to higher selling prices and sales volumes for ethylene and polyethylene, which was partially offset by higher energy and raw material costs, lower selling prices and sales volumes for styrene, and feedstock related trading losses.

Income from operations for the Olefins segment increased by $25.3 million to $139.5 million for the nine months ended September 30, 2005 from $114.2 million for the nine months ended September 30, 2004. This increase was primarily due to price increases for all of the segment’s products. These increases were partially offset by slightly lower sales volumes, higher raw material costs and higher energy costs. Merchant ethylene sales volumes were lower for the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004 largely due to the increase in internal ethylene consumption at the Geismar facility.

VINYLS SEGMENT

Income from operations for the Vinyls segment increased by $2.6 million to $28.9 million in the third quarter of 2005 from $26.3 million in the third quarter of 2004. This increase was primarily due to higher sales volumes for PVC resin and PVC pipe and higher selling prices for all of the segment’s products. These increases were partially offset by higher energy costs and higher raw material costs for propane.

Third quarter income from operations for the Vinyls segment decreased by $22.1 million from the $51.0 million income from operations reported in the second quarter of 2005. This decrease was primarily due to higher raw material costs for propane and ethylene and lower selling prices for PVC resin and PVC pipe. These decreases were partially offset by higher sales volumes for PVC resin and PVC pipe. Ethylene is purchased in the company’s Vinyls segment directly from its Olefins segment.

Income from operations for the Vinyls segment increased by $70.4 million to $121.5 million for the nine months ended September 30, 2005 from $51.1 million for the nine months ended September 30, 2004. This increase was primarily due to higher selling prices for all of the segment’s products and higher sales volumes for VCM, PVC resin and PVC pipe. These increases were partially offset by higher raw material and energy costs. The first nine months of 2004 earnings were adversely impacted by a fire at the Calvert City ethylene plant. The estimated impact on operating income of the outage relating to the fire was approximately $8.4 million.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2004, which was filed in March 2005.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s third quarter results will be held Thursday, November 3, 2005 at 11:00 a.m. EST (10:00 a.m. CST). To access the conference call, dial (800) 295-4740, or (617) 614-3925 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 78298181.

A replay of the conference call will be available beginning an hour after its conclusion until 11:59 p.m. EST (10:59 p.m. CST) on Thursday, November 10, 2005. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 63476770.

The conference call will also be available via webcast at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol- eventDetails&c=180248&eventID=1150493 and the earnings release can be obtained via the company’s Web page at: http://www.westlakechemical.com/investors.html.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes; ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at www.westlakechemical.com.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in $000)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$605,391	$572,031	$1,804,666	$1,422,284
Cost of sales	516,127	487,520	1,496,139	1,217,437

Gross profit	89,264	84,511	308,527	204,847

Selling, general and administrative expenses	19,202	15,055	53,994	41,251
Impairment of long-lived assets	—	516	—	1,830

Income from operations	70,062	68,940	254,533	161,766

Interest expense	(5,834)	(10,144)	(17,867)	(32,261)
Debt retirement cost	—	(14,685)	(646)	(14,685)
Other expense, net	888	1,801	322	445

Income before income taxes	65,116	45,912	236,342	115,265

Provision for income taxes	21,590	17,595	83,147	41,869

Net Income	$43,526	$28,317	$153,195	$73,396

Basic earnings per share	$0.67	$0.50	$2.36	$1.41
Diluted earnings per share	$0.67	$0.50	$2.35	$1.41

Weighted average shares outstanding
Basic	65,026,962	56,903,270	64,987,068	51,985,368

Diluted	65,261,382	57,027,343	65,252,220	52,027,027

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in $000)

	Unaudited
	September 30, 2005	December 31, 2004
Current Assets
Cash and cash equivalents	$123,348	$43,396
Accounts receivable (net)	356,034	234,247
Inventories	286,588	319,816
Other current assets	23,768	74,479

Total current assets	789,738	671,938
Property, plant and equipment (net)	855,846	855,052
Other assets (net)	58,215	65,463

Total assets	$1,703,799	$1,592,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$269,494	$249,015
Current portion of long-term debt	1,200	1,200

Total current liabilities	270,694	250,215
Long-term debt	265,989	296,889
Other liabilities	245,080	275,952

Total liabilities	781,763	823,056

Stockholders’ equity	922,036	769,397

Total liabilities and stockholders’ equity	$1,703,799	$1,592,453

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in $000)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities
Net income	$153,195	$73,396

Adjustments to reconcile net income to net cash
Depreciation and amortization	60,649	62,849
Deferred tax expense	30,527	38,843
Other balance sheet changes	(69,245)	(91,727)

	21,931	9,965

Net cash provided by operating activities	175,126	83,361

Cash flows from investing activities
Additions to property, plant and equipment	(60,732)	(30,912)
Business acquisitions	—	(33,294)
Proceeds from insurance claims	—	1,081
Proceeds from disposition of assets	43	1,006

Net cash used for investing activities	(60,689)	(62,119)

Cash flows from financing activities
Proceeds from issuance of common stock, net	—	181,261
Proceeds from exercise of stock options	966
Dividends paid	(4,551)	—
Repayments of borrowings	(30,900)	(188,900)

Net cash used for financing activities	(34,485)	(7,639)

Net increase (decrease) in cash and cash equivalents	79,952	13,603

Cash and cash equivalents at beginning of period	43,396	37,381

Cash and cash equivalents at end of period	$123,348	$50,984

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(unaudited, in $000)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net Sales to External Customers
Olefins	$331,228	$363,170	$1,025,285	$894,245
Vinyls	274,163	208,861	779,381	528,039

	$605,391	$572,031	$1,804,666	$1,422,284

Income (Loss) from Operations
Olefins	$45,086	$44,745	$139,502	$114,215
Vinyls	28,850	26,273	121,482	51,069
Corporate and Other	(3,874)	(2,078)	(6,451)	(3,518)

	$70,062	$68,940	$254,533	$161,766

Depreciation and Amortization
Olefins	$9,767	$13,051	$34,699	$39,321
Vinyls	9,320	7,965	25,918	23,121
Corporate and Other	18	95	32	407

	$19,105	$21,111	$60,649	$62,849

Other Income (Expense), net
Olefins	$(67)	$831	$(1,996)	$(2,249)
Vinyls	(188)	170	276	135
Corporate and Other*	1,143	(13,885)	1,396	(12,126)

	$888	$(12,884)	$(324)	$(14,240)

*	Debt retirement costs of $646 are included in the nine months ended September 30, 2005. Debt retirement costs of $14,685 are included in the three and nine months ended September 30, 2004.

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO CASH FLOW FROM OPERATING ACTIVITIES

(unaudited, in $000)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2005	2004	2005	2004
EBITDA	$101,943	$90,055	$77,167	$314,858	$210,375
Less:
Income tax provision	27,077	21,590	17,595	83,147	41,869
Interest expense	5,879	5,834	10,144	17,867	32,261
Depreciation and amortization	20,461	19,105	21,111	60,649	62,849

Net income	48,526	43,526	28,317	153,195	73,396
Changes in operating assets and liabilities	31,434	(19,868)	(287)	(8,596)	(28,878)
Deferred income taxes	11,482	7,770	16,346	30,527	38,843

Cash flow from operating activities	$91,442	$31,428	$44,376	$175,126	$83,361

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Key Product Sales Price and Volume Variance by Operating Segments

	Q3’05 vs Q3’04		Q3’05 vs Q2’05
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins(1)	+15.3%	-14.2%	+7.7%	+0.9%
Vinyls(2)	+20.7%	+8.7%	+2.0%	+2.1%
Average	+17.3%	-5.0%	+5.1%	+1.4%

(1)	Includes: ethylene and co-products, polyethylene, and styrene
(2)	Includes: ethylene co-products, caustic, VCM, PVC resin, PVC pipe, and other fabrication products

Average Quarterly Industry Prices

	Qtr 3 ’04	Qtr 4 ’04	Qtr 1 ’05	Qtr 2 ’05	Qtr 3 ’05
Ethane (cents/lb)	17.6	20.3	17.6	17.6	23.1
Propane (cents/lb)	18.8	20.1	18.7	19.5	22.9
Ethylene (cents/lb) (1)	32.8	39.2	41.5	38.3	41.2
Polyethylene (cents/lb) (2)	55.7	66.0	68.0	62.0	65.2
Styrene (cents/lb) (3)	66.0	68.3	64.5	61.6	60.3
Caustic ($/ short ton) (4)	194.2	300.0	345.0	382.0	390.0
Chlorine ($/ short ton) (5)	290.0	310.0	330.0	350.0	350.0
VCM (cents/lb) (6)	33.1	36.2	38.5	37.5	37.8
PVC (cents/lb) (7)	47.5	49.8	53.8	54.2	53.2

Source: CMAI

(1)	Contract-Net Transaction
(2)	Contract Low Density Polyethylene, GP- Film
(3)	Contract-Styrene
(4)	Contract-Diaphragm caustic
(5)	Contract Chlorine
(6)	Contract Vinyl Chloride Monomer
(7)	Contract Polyvinyl Chloride-Pipe Grade